January 2013
Pricing Sheet dated January 31, 2013 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 552 dated January 25, 2013 to Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Trigger PLUS due August 5, 2015
Based on the Performance of the Common Stock of Apple Inc.
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 31, 2013
Issuer:	Morgan Stanley
Maturity date:	August 5, 2015
Valuation date:	July 31, 2015, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Common Stock of Apple Inc. (“Apple Stock”)
Aggregate principal amount:	$16,091,120
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:
$10 + ($10 x absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on Apple Stock.
If the final share price is less than the trigger level:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x share percent change
Leverage factor:	200%
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a –5% share percent change will result in a 5% absolute share return.
Share performance factor:	final share price / initial share price
Initial share price:	$455.31, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting Apple Stock
Maximum payment at maturity:	$15.05 per Trigger PLUS (150.5% of the stated principal amount)
Trigger level:	$364.248, which is 80% of the initial share price
Stated principal amount / issue price:	$10 per Trigger PLUS (see "Commissions and issue price" below)
Pricing date:	January 31, 2013
Original issue date:	February 5, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61761M417 / US61761M4179
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Trigger PLUS	$10	$0.225	$9.775
Total	$16,091,120	$362,050.20	$15,729,069.80
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Trigger PLUS they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 552 dated January 25, 2013
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.